UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 17, 2018

Amyris, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34885	55-0856151
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5885 Hollis Street, Suite 100, Emeryville, CA 94608
(Address of Principal Executive Offices) (Zip Code)

(510) 450-0761
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.02. Unregistered Sales of Equity Securities.

As previously reported, on August 17, 2018, Amyris, Inc. (the “Company”) entered into warrant exercise agreements (the “Warrant Exercise Agreements”) with each of Foris Ventures, LLC (“Foris”), an entity affiliated with director John Doerr and which beneficially owns greater than five percent of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”), and Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P. (collectively, “Vivo”), entities affiliated with director Frank Kung and which collectively beneficially own greater than five percent of the Common Stock. The entry into the Warrant Exercise Agreements was previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 20, 2018 (the “Prior 8-K”), which disclosure is incorporated herein by reference.

On August 20, 2018, the Company issued to Vivo additional Vivo New Warrants (as defined in the Prior 8-K) to purchase an aggregate of 2,111,957 shares of Common Stock in connection with the exercise by Vivo for cash of the Remaining August 2017 Vivo Cash Warrants (as defined in the Prior 8-K).

Item 7.01. Regulation FD Disclosure.

On August 21, 2018, the Company issued a press release regarding the matters discussed herein, a copy of which is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is furnished pursuant to the rules and regulations of the SEC and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On August 17, 2018, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley FBR, Inc. (the “Underwriter”), Foris and Vivo (collectively, the “Selling Stockholders”) relating to the sale of 7,654,148 shares (the “Firm Shares”) of Common Stock by the Selling Stockholders, including shares issuable to the Selling Stockholders upon the exercise of certain common stock purchase warrants pursuant to the Warrant Exercise Agreements and the conversion of certain shares of Series D Convertible Preferred Stock of the Company (the “Secondary Offering”). The price to the public in the Secondary Offering is $6.25 per share, and the Underwriter agreed to purchase the Firm Shares from the Selling Stockholders pursuant to the Underwriting Agreement at a price of $6.22 per share.

In addition, under the terms of the Underwriting Agreement, Vivo granted the Underwriter an option, exercisable for 30 days after August 17, 2018, to purchase up to an additional 1,148,122 shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”) at a price of $6.22 per share. On August 20, 2018, the Underwriter notified Vivo that the Underwriter was exercising its option to purchase all of the Optional Shares.

Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders agreed with the Underwriter, subject to certain exceptions, not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the applicable prospectus supplement continuing through the date 60 days (in the case of the Company) and 180 days (in the case of the Selling Stockholders) after the date of the applicable prospectus supplement, except with the prior written consent of the Underwriter.

The closing of the Secondary Offering occurred on August 21, 2018. The Company did not receive any proceeds from the Secondary Offering, but agreed to pay certain offering expenses, as well as a structuring and advisory fee to the Underwriter equal to 4.5% of the gross proceeds of the Secondary Offering. At the closing of the Secondary Offering and the concurrent settlement of the warrant exercises pursuant to the Warrant Exercise Agreements (including the exercise by Vivo of the Remaining August 2017 Vivo Cash Warrants), the Company received proceeds of approximately $43 million. After giving effect to the Secondary Offering and the transactions contemplated by the Warrant Exercise Agreements, including the issuance of the New Warrants (as defined in the Prior 8-K), each of the Selling Stockholders maintained or increased their ownership in the Company.

The Secondary Offering was made pursuant to the effective registration statements on Form S-3 (File Nos. 333-219732 and 333-221351) initially filed by the Company with the SEC on August 4, 2017 and November 3, 2017, respectively, including the prospectuses contained therein, and prospectus supplements to such prospectuses, each dated August 17, 2018. The opinion of Fenwick & West LLP regarding the validity of the Shares is attached as Exhibit 5.01 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
5.01	Opinion of Fenwick & West LLP
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)
99.1	Press Release issued August 21, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amyris, Inc.

Date: August 21, 2018	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer